Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

For Immediate Release

Contact:	Albert W. Ondis, CEO
Joseph P. O’Connell, CFO	December 3, 2008
Astro-Med, Inc.
(401) 828-4000
www.astro-medinc.com

Astro-Med Reports Third Quarter Financial Results;

Directors Declare Regular Cash Dividend

West Warwick, RI, December 3, 2008 -- Astro-Med, Inc. (NASDAQ:ALOT) reports net income of $649,000, equal to 9 cents per diluted share, on sales of $17,681,000 for the Third Quarter ended November 1, 2008. For the corresponding period of the prior year, Astro-Med reported net income of $1,562,000, equal to 21 cents per diluted share, on sales of $19,139,000. Net income in the prior year quarter included a tax benefit of approximately $446,000, or 6 cents per diluted share, due to favorable resolution of certain income tax examinations.

For the nine-month period of the current fiscal year, Astro-Med reported net income of $2,701,000, equal to 36 cents per diluted share on sales of $56,152,000, compared to net income of $2,969,000, equal to 39 cents per diluted share, on sales of $54,241,000 in the comparable nine-month period of the prior fiscal year. Net income for the nine-month period of the prior fiscal year included a tax benefit of approximately $446,000, or 6 cents per diluted share, due to the favorable resolution of income tax examinations.

Commenting on the results, Albert W. Ondis, Chief Executive Officer, said: “We are pleased to have achieved solid Third Quarter results despite the difficult current business climate. We continued our aggressive new product development program and maintained our renowned high level of customer support, while at the same time strengthening our powerful balance sheet by increasing our cash and marketable securities position to $22,093,000, improving our current ratio to 6.43 to 1, and remaining debt free. Our Gross Profit margins remained healthy at 43.3% and income from operations exceeded $1 million. And, we continued to pay cash dividends at the annual rate of 24 cents per share.”

Results for the nine month period of the current fiscal year reflect sales increases of 3.5%, gross profit increases of 6.4%, and an operating income increase of 19.1%.

Favorable foreign exchange currency rates added approximately $798,000 to this year’s nine-month sales. Favorable foreign exchange currency rates declined approximately $118,000 in this year’s Third Quarter sales.

New orders in the Third Quarter matched the First Quarter’s orders at $18,301,000. While sales of Test & Measurement equipment increased by 9.3%, Third Quarter revenue from sales of Ruggedized cockpit printers was impacted by production delays in the Airbus 380 and Boeing 787 aircraft. QuickLabel Systems brand sales were affected by our customers’ cautious attitude toward making new purchases. Grass Technologies brand sales of sleep and most neurological instruments were strong in the Third Quarter, up 30.8% from the prior year. However, sales of Grass long-term monitoring products and products aimed at research applications lagged behind the previous year.

“We are very confident in Astro-Med’s future prospects with our industry-leading new and existing products, solid base of existing customers, strong profit margins, secure balance sheet, and worldwide recognition of our Astro-Med Test & Measurement, QuickLabel Systems, and Grass Technologies brands. Our organization is committed to success, and the Company will continue on its path of growth and profitability,” said Ondis.

Astro-Med Directors Declare Regular Cash Dividend

On November 17, 2008, the Directors of Astro-Med declared the regular quarterly cash dividend of 6 cents per share, payable on January 2, 2009 to shareholders of record on December 12, 2008.

Third Quarter Conference Call to be held Thursday, December 4, 2008

The Astro-Med Third Quarter conference call will be held on Thursday, December 4, 2008, at 11:00 AM EST.  It will be broadcast in real time on the Internet. We invite investors and analysts to participate in the conference call by dialing in to 800-257-7087 or by listening to the web cast at www.Astro-MedInc.com/webcast. The webcast will be accessible for up to five days following the call.

Astro-Med, Inc.

Consolidated Statements of Operations

In Thousands Except for Per Share Data

(Unaudited)

	Three-Months Ended		Nine-Months Ended
	November 1, 2008	November 3, 2007	November 1, 2008	November 3, 2007
Net Sales	$17,681	$19,139	$56,152	$54,240
Gross Profit	7,647	8,372	24,516	23,049
	43.3%	43.7%	43.7%	42.5%
Operating Expenses:
Marketing & Selling Research & Development	4,164 1,254	4,270 1,184	12,928 3,680	12,618 3,417
General & Administrative	1,140	1,180	3,595	3,392
	6,558	6,634	20,203	19,427

Operating Income	1,089	1,738	4,313	3,622
	6.2%	9.1%	7.7%	6.7%

Other Income (Expense), Net	(237)	170	-	632

Income Before Taxes	852	1,908	4,313	4,254

Income Tax (Provision)	(203)	(346)	(1,612)	(1,285)

Net Income	$ 649	$ 1,562	$ 2,701	$ 2,969

Net Income Per Share - Basic	$ 0.09	$ 0.23	$ 0.39	$ 0.43
Net Income Per Share - Diluted	$ 0.09	$ 0.21	$ 0.36	$ 0.39

Weighted Average Number of Common Shares - Basic	7,005	6,912	6,979	6,881
Weighted Average Number of Common Shares - Diluted	7,471	7,510	7,478	7,552

Dividends Declared Per Common Share	$ 0.06	$ 0.05	$ 0.18	$ 0.15

Selected Balance Sheet Data

In Thousands

Unaudited

	As of November 1, 2008	As of January 31, 2008
Cash & Marketable Securities(1)	$22,093	$17,556
Current Assets	$47,663	$48,384
Total Assets	$61,846	$61,699
Current Liabilities	$7,413	$8,973
Shareholders’ Equity	$51,406	$49,355

(1) Includes investment securities classified as non-current

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems, electronic medical instrumentation, and test and measurement instruments. Astro-Med, Inc. products are sold under the brand names Astro-Med®, Grass® Technologies and QuickLabel® Systems and are employed around the world in a wide range of aerospace, medical, military, industrial, and packaging applications. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.Astro-MedInc.com.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein.  Factors that could affect these results include those mentioned in Astro-Med’s FY2008 annual report and its annual and quarterly filings with the Securities and Exchange Commission.